UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3156448
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 114th Avenue SE, Bellevue, Washington (425) 943-8000	98004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

AMENDMENT NO. 2 TO FORM 8-A

This Amendment No. 2 amends and supplements the Registration Statement on Form 8-A originally filed with the Securities and Exchange Commission (the “SEC”) on May 12, 1997, as amended, by Coinstar, Inc., a Delaware corporation (“Coinstar”), as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

Under Coinstar’s Restated Certificate of Incorporation, Coinstar may issue up to 60,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Pursuant to Coinstar’s Amended and Restated Bylaws, Coinstar will not adopt a stockholder rights plan, rights agreement or any other form of “poison pill” that is designed to make, or has the effect of making, the acquisition of large holdings of Coinstar’s stock more difficult or expensive (a “Stockholder Rights Plan”) without obtaining the prior approval of stockholders by the affirmative vote of a majority of the votes cast by the shares represented and entitled to vote at an annual or special meeting. Stockholder approval is not required, however, if a majority of the independent directors (as defined in the Amended and Restated Bylaws), in the exercise of their fiduciary duties, determines that adoption of a Stockholder Rights Plan is in the best interest of stockholders under the circumstances. If a Stockholder Rights Plan is adopted without prior stockholder approval, the plan will expire within 12 months from the date of adoption unless, prior to the expiration date, the plan is approved by the affirmative vote of a majority of the votes cast by the shares represented and entitled to vote at an annual or special meeting.

Information with respect to Coinstar’s common stock is incorporated herein by reference to the section captioned “Description of Capital Stock” in the registrant’s Prospectus Supplement, filed with the SEC on September 11, 2009, under Rule 424(b) of the Securities Act of 1933, as amended, which is a part of Coinstar’s Registration Statement on Form S-3 filed with the SEC on August 24, 2009.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Coinstar’s Current Report on Form 8-K filed on October 26, 2010 (File No. 000-22555)).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Coinstar’s Current Report on Form 8-K filed on October 26, 2010 (File No. 000-22555)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 23, 2012	COINSTAR, INC.

	By:	/s/ Paul D. Davis
Paul D. Davis
Chief Executive Officer